Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM UPDATES ALS CLINICAL TRIAL PROGRESS
APPROVED BY SAFETY MONITORING BOARD TO MOVE TO CERVICAL TRANSPLANTATIONS

ROCKVILLE, Maryland, June 14, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) updated the progress of its ongoing Phase I human clinical trial of the company’s spinal cord stem cells in the treatment of ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease) at Emory University in Atlanta, Georgia. The company announced that, after reviewing the safety data from the first twelve patients, all of whom received injections in the lumbar region of the spine only, the trial’s Safety Monitoring Board (SMB) has unanimously approved advancing the trial to transplantions in cervical region. The next three patients, all of whom are ambulatory, will each receive five injections, unilaterally, in the cervical spinal cord. In addition to the SMB approval, the FDA must also approve the trial’s moving to the next level of transplantations.  The company expects to present the data from the first twelve patients to the FDA in the near future.

“We are delighted to have completed the first part of the safety trial,” commented Eva Feldman, MD, PhD, Principal Investigator of the trial and an unpaid consultant to Neuralstem. Dr. Feldman is Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System. “We have been pleased with the smooth progress of the trial thus far, from non-ambulatory to ambulatory patients, who have an earlier stage of the disease. We are particularly excited to begin the cervical injections, once we’ve received FDA approval.  While this is still primarily a safety trial, it is our hope that cervical injections can help the patient’s breathing and swallowing, the areas which most often lead to loss of life in ALS.”

“We are greatly encouraged by the SMB’s approval to advance the trial to the next level,” said Karl Johe, PhD, Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors. “We believe that cervical injections are critical to actually being able to improve the quality of life—and ultimately extend the life—of ALS patients.  The trial has progressed as expected, and we are deeply indebted to the patients and families who have taken part.”

About The Trial

The Phase I trial to evaluate the safety of Neuralstem’s spinal cord stem cells in the treatment of ALS, the first FDA-approved ALS stem cell trial, has been underway since January, 2010. The trial plans to enroll up to 18 ALS patients, who will be examined at regular intervals post-surgery.

All of the first six patients treated in the trial were non-ambulatory. Of these, the first three received five injections each, unilaterally, in the lumbar region of the spinal cord. The next three patients received ten injections each, bilaterally in the lumbar region. All remaining trial patients are ambulatory, and therefore represent earlier stages of disease progression. Of the ambulatory group, the first three patients received five injections each, unilaterally, in the lumbar region. The last three received ten injections each, bilaterally, in the lumbar region. After the required FDA approval, the final six patients in the trial will receive injections in the cervical region.

While the trial is evaluating only the safety of the cells and procedure, it includes exploratory endpoints including attenuation of motor function loss, maintenance of respiratory capacity, and stabilization of patients along the ALS functional rating scale.

The Emory ALS Center has posted the relevant trial information for patients on its website at http://www.neurology.emory.edu/ALS/Stem%20Cell.html.

About Neuralstem:

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has commenced an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended March 31, 2011.

# # #